Exhibit 14.1

SUN BANCORP, INC. AND SUBSIDIARIES

CODE OF ETHICS

(DIRECTORS AND OFFICERS)

PREFACE

Revised January 20, 2004

The continued success of Sun Bancorp, Inc. (“SUN”) and its subsidiaries, SUBI Services, LLC, SunBank, Guaranty Bank, Sun Abstract and Settlement Services, LLC (“Sun Title”), Sun Investment Services, Inc. (“Sun Investment”), SunBank Wealth Management and Private Banking (“Wealth Management”), SunBank Dealer Center (“Dealer Center”), Bank Capital Leasing “(Bank Capital”), Mid-Penn Insurance Associates (“Mid-Penn”), Beacon Life Insurance (“Beacon Life”) as well as any future subsidiaries (collectively herein referred to as the “SUN Companies”) is directly related to the confidence and trust our Customers and Shareholders have in us.  It is important that all our Directors and Officers conduct their business and personal affairs within a framework of high ethical standards to retain such confidence and trust.  The accompanying Code of Ethics (“Code”) sets forth rules governing the conduct of SUN and its subsidiaries’ Directors and Officers.  The Code is intended to guide us so that SUN and its subsidiaries’ reputation for integrity and trust is preserved and strengthened.  Adherence to this Code should prevent the development of improper relationships between Directors, Officers, Employees and Customers.

The basic premise of the Code is that each Director and Officer represents SUN and its subsidiaries and is obligated, without regard to their personal or financial interests and activities, to act in SUN and its subsidiaries’ best interest and the best interest of its Customers and Stockholders.  SUN and its subsidiaries’ Directors and Officers are expressly forbidden from using their association with SUN and its subsidiaries for personal gain or private advantage beyond authorized compensation and benefits.

Directors and Officers are expected to be capable of recognizing and avoiding those situations where their financial or personal interests or relationship might actually influence or appear to influence their judgment on matters affecting SUN and its subsidiaries.  Directors and Officers should understand that a conflict of interest arises when there is a mere appearance of a conflict.  A good rule to follow is when the activity in question might lead to a conflict (or even the appearance of a conflict) between the financial or personal interests of a Director or Officer or his or her Family and SUN and its subsidiaries, or its Customers, Prospective Customers, Stockholders or Suppliers, the activity must be avoided. Directors and Officers and members of their Families must also avoid engaging in any outside business activity which would result in anything more than routine and accepted business transactions with SUN and its subsidiaries.

Directors, Officers and Employees are reminded of the particular importance of the prohibitions of the Code relating to the (i) use of “insider information” and (ii) the receipt of solicitation of gifts and bribes under the Bank Bribery Act.  For a discussion of these topics, please refer to Article II and Article IV, respectively, of the Code.

While it is not possible for the Code to contain all the rules necessary for the preservation and safeguarding of the public’s trust and confidence in SUN and its subsidiaries and to avoid conflicts of interest, the Code is intended to provide SUN and its subsidiaries’ Directors and Officers with the basic outline of these rules and corresponding responsibilities.  All of us at SUN and its subsidiaries must follow both the letter and the spirit of the Code at all times.  The Code supersedes all prior communications by SUN, SunBank and Sun Life, concerning the matter covered by the Code.

SUBI Services LLC, SunBank, Guaranty Bank, Sun Abstract and Settlement Services, LLC (“Sun Title”), Sun Investment Services, Inc. (“Sun Investment”), SunBank Wealth Management and Private Banking (“Wealth Management”), SunBank Dealer Center (“Dealer Center”), Bank Capital Leasing “(Bank Capital”), Mid-Penn Insurance Associates (“Mid-Penn”), Beacon Life Insurance (“Beacon Life”) as well as any future subsidiaries (collectively herein referred to as the “SUN Companies”) will seek to ensure continuing compliance and implementation of the Code through audit and personnel procedures.  From time to time, the Code may also be supplemented with Code Policy Bulletins.  Upon issuance, these Code Policy Bulletins will become a part of the Code. Violation of the Code is grounds for discipline ranging from reprimand to immediate discharge.  Violation of the Code may also result in the imposition of serious civil and criminal penalties for SUN and its subsidiaries and any of their Directors or Officers.

All Directors and Officers are asked to carefully read the Code.  Directors and Officers should complete, sign and return the accompanying Director/Officer Acknowledgment and Questionnaire.  Similar questionnaires will be sent to all Directors and Officers on an annual basis.  Each Director and Officer is expected to promptly report, to an appropriate member of the SUN company’s Senior Management, the existence of any relationship or interest involving a representative of SUN which might involve or appear to involve a conflict of interest.  Bear in mind that difficult questions of judgment may arise in determining whether a conflict of interest exists.  Any doubts should be resolved by discussion of the question with the member of the appropriate SUN company Senior Management.

Your cooperation in complying with and enforcing the provisions of the Code will benefit all of us.

President & CEO
SUN BANCORP, INC.

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DEFINITIONS USED IN THE CODE OF ETHICS
OF SUN BANCORP, INC. AND ITS SUBSIDIARIES

1.               Auditor - The in-house auditor of SUN and SunBank

2.               Civic/Social/Charitable Entity -         Pennsylvania Bankers Association, American Bankers Association, Bank Marketing Association, United Way, Chamber of Commerce, Junior League, Rotary, Lions, Kiwanis, neighborhood associations, investment clubs, discussion groups, religious organizations, etc.

3.               Code -  Refers to the following Code of Ethics, applicable to the SUN companies and SUN officials.

4.               Corporation -  Refers to SUN BANCORP, INC.

5.               Corporation Approvals -   Means a written approval issued by the Board of Directors of the Corporation, or its designated committee on behalf of the Corporation or one of its subsidiaries.  Corporation approval will be requested by written application to the Secretary of the Corporation.  All Corporation approvals shall be documented in writing and submitted to the Secretary.

6.               Director -  Refers to a Director of the Corporation or any of its subsidiaries.

7.               Employee -        Refers to and includes any person employed either full or part time, and where the context indicates, includes the Directors, Officers and Employees of SUN companies.

8.               Family Member(s) -       Means all near relatives including:  spouse, children, parents, grandparents, aunts, uncles, in-laws, siblings and dependents and any other relative or individual who is fifty percent (50%) or more financially dependent on the SUN company Director or Officer.

9.               Fiduciary -  A position of trust or special confidence.

10.         Gift -       The definition of gift may include cash or property, special discounts, price concessions, special personal items, special personal entertainment, (other than of a normal social nature), special personal services, gratuitous personal services, personal favors or special dispensations of any kind that could be attributed to the recipients position or responsibilities with SUN.

11.         Insider Information -    Material information not generally available to the public that could be expected to affect the judgment of investors or any

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other person as to whether or not to buy, sell or hold securities of SUN or any other securities.

12.         Legal Counsel -      Refers to outside special counsel to the Corporation or any of its subsidiaries, as the context indicates.

13.         Officer -      Refers to any Officer of any SUN company.

14.         Organization -     Any corporation, partnership, association, joint venture, club or other society or entity, formal or otherwise.

15.         Human Resource -       SUN’s or SunBank’s Human Resource Officer.

16.         Secretary -       Refers to the Corporate Secretary of the Corporation or as the context indicates of one of its subsidiaries.

17.         Senior Management -       Any Officer who holds the rank of Vice President or above of any SUN company.

18.         Senior Management Approval -      Written approval issued by no less than two Senior Management personnel on behalf of the Corporation or one of its subsidiaries.  All Senior Management approvals must be documented in writing and submitted to the Human Resource Officer.

19.         Supplier -      Any person or company supplying goods, products, services and consulting advice (legal, accounting or any other type) to a SUN company or to a staff member in his/her capacity as a Director or Officer of a SUN company.

20.         Sun Title – Refers to Sun Abstract and Settlement Services, LLC

21.         SunBank - Refers to SunBank and Guaranty Bank.

22.         Sun Investment - Refers to Sun Investment Services, Inc.

23.         Sun Life - Refers to Pennsylvania Sun Life Insurance Company.

24.         SUN - Refers to SUN BANCORP, INC.

25.         SUN Company(ies) -     Refers collectively to SUN BANCORP, INC. and its subsidiaries SUBI Services LLC, SunBank, Guaranty Bank, Sun Title, Sun Investment, Wealth Management, Bank Capital, Mid-Penn, Beacon Life and any other subsidiary hereafter established.

26.         SUN Official(s) -         Includes, where the context indicates, collectively the Directors, Officers, Employees, Attorneys and Agents of SUN and all its subsidiaries including SUBI Services LLC, SunBank, Guaranty Bank, Sun Title, Sun Investment, Wealth Management, Bank

Capital, Mid-Penn, Beacon Life and any other subsidiary hereafter established.

SUN BANCORP, INC. AND SUBSIDIARIES

CODE CONCERNING CONFLICTS OF INTEREST,

BUSINESS ETHICS AND CORPORATE PAYMENTS

Revised August 31, 2003

I.                                         Introduction to the Code

A.           Reason for Code.  The reputation of the SUN companies, for fair dealing and integrity, is invaluable.  The Code is designed to preserve and enhance the SUN companies’ outstanding reputation.  Each Director and Officer is aware that their business and personal dealings reflect upon SUN companies’ reputation.  The Code outlines the basic rules which will help prevent any appearance of impropriety or any activity which would adversely reflect on the SUN companies’ reputation.

B.             Basic Principles Supporting the Code.  It is the basic policy of the SUN companies that no Director or Officer or a Family Member should have any interest or position, financial or otherwise, should make or receive any payment, or engage in any activity which conflicts or might reasonably appear to conflict with the proper performance of the Director’s or Officer’s duties, their responsibilities to the SUN companies, or which may tend to affect their objectivity with respect to transactions between the SUN companies and its Customers, Prospective Customers, Stockholders, Suppliers and others with whom contact is made in the course of SUN companies’ business.

C.             Scope of Code.  The Code attempts to set out in broad terms the general principles intended to govern the conduct of SUN companies’ Directors and Officers.  However, it is impossible, to explicitly delineate each and every activity which is inconsistent with SUN companies’ high ethical standards, or to set forth rules which cover all conceivable situations in which an actual or are not intended to be inclusive.  Rather, the provisions of the Code serve as a helpful guide in applying SUN’s basic ethical principles to a variety of situations.  A separate Code has been developed for SUN’s Employees, which is designed to address their relationship with SUN.  Our Directors and Officers, by implementing the Code and adhering to its letter and spirit, will by their conduct and example accomplish the Code’s purpose.

II.                                     Confidential and Insider Information

A.           General.  Confidential information with respect to the SUN companies’ business affairs and those of its Customers, Prospective Customers, Stockholders and Suppliers acquired in the course of business shall be used solely for corporate purposes and not for personal gain.  Under no circumstances should confidential information be discussed with or divulged to unauthorized persons.  If you have any doubt that information concerning Customers should be disclosed, keep it confidential and do not disclose it.  For example, do not disclose that a person is a SUN Customer or has any business relationship with a SUN company unless there is a valid business reason to do so.  If you have any questions concerning this matter of disclosure of confidential Customer information, discuss them with the Officer to whom they report.

B.             Customer, Stockholder and Supplier Information.  The relationship between SUN companies and its Customers, Stockholders and Suppliers is based on mutual trust and confidence.  Customers, Stockholders and Suppliers expect SUN companies to hold information regarding their personal and business in strict confidence at all times.  Information concerning a Customer’s, Stockholder’s or Supplier’s business relationship, loans, accounts, balances, credit ratings, experiences, or any other transaction with SUN companies is strictly confidential and must not be discussed or divulged in any manner to unauthorized persons.  Specific policies and procedures have been developed for the guidance of SUN companies’ personnel who are authorized to release or discuss Customer, Stockholder and Supplier information under certain circumstances.  Questions regarding requests to discuss or release such information should be directed to the Officer designated to review such requests prior to the discussion or release of such information.

C.             Corporate Affairs.  Directors and Officers must not discuss confidential matters or divulge confidential information related to the affairs of SUN companies, either inside or outside SUN companies’ offices, except to the extent necessary for the proper conduct of SUN companies’ business.

D.            Customer Lists and Other Confidential Information.  All records and documents concerning the business and affairs of SUN companies and the right to use SUN companies’ records are the confidential and the exclusive property of SUN companies.  SUN companies’ records include, but are not limited to, their books and records; names, addresses, telephone numbers, assets and obligations carried in the accounts of SUN companies’ Customers; computer software or hardware for use in computer or word processing equipment; training materials; and policy and procedure manuals, employee handbooks and bulletins.  SUN companies’ records include the originals and all copies of originals.  All SUN companies’ personnel are prohibited from removing SUN companies’ records from their premises in either original or copied form, except in the ordinary course of business for use in business or with specific Senior Management approval.  SUN companies’ personnel may not disclose these records to any person or entity except in the ordinary course of a SUN company’s conducting business.

E.              Insider Trading.  Insider trading is a crime that can carry severe penalties.  If you know material, confidential information about Sun Bancorp, Inc. or any company with whom Sun Bancorp, Inc. has a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws.  Please review the Employee Handbook for details on our insider trading policy.

Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in the company’s stock.  Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company.  This policy forbids you from trading not only in Sun Bancorp, Inc. stock, but also in those of its suppliers, customers or other companies with whom Sun Bancorp, Inc. has a business relationship while in possession of material inside information learned in the course of your employment at Sun Bancorp, Inc.

We encourage all members of the Board of Directors and officers to invest in Sun Bancorp, Inc. stock.  However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information.  When you have such information:

•                  Do not tell anyone not authorized to have the information.  A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the company to make a premature or unplanned public announcement.  This “tipping” may be illegal and damaging to the company.

•                  In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the company’s stock (or that of an applicable outside company) until the news has been made public for a least two full business days.  Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of company and stockbroker records of stock trading transactions.  This investigation could damage Sun Bancorp, Inc.’s reputation and result in liability or penalties, including criminal charges and fines against the individual.

•                  This policy against insider trading also covers transfers into and out of company stock or savings plans and changes in patterns involving purchases of Sun Bancorp, Inc. stock within the plans.  However, generally, regular scheduled monthly purchases of Sun Bancorp, Inc. stock within plans are not prohibited.

If you are planning to effect a transaction in Sun Bancorp, Inc. securities, contact our Insider Trader Compliance Officer, in advance.

F.              Interdepartmental Use of Confidential Information.  Generally, confidential information available to one department of a SUN company should be communicated to other departments only when there exists a legitimate business need to do so.  Because of the requirement of the banking and securities laws, absent specific Senior Management approval, information unavailable to the public and confidential information received either by the Investment or Loan Divisions, must not be communicated to SunBank’s Trust Department nor shall personnel in SunBank’s Trust Department request such information from other departments of a SUN company to be used for investment or discretionary funds or advice of Customers and vice versa.

III.                                 Personal and Financial Investment Matters

Section A, C, and D of this Article III of the Code apply only to SUN companies’ Officers and not to SUN companies’ Directors.

A.           General.  Personal investments and finances should be managed in a manner consistent with employment with a banking institution or affiliate.  This obligation requires that Officers exercise prudence in making personal investments and credit decisions and avoid situations which might influence judgments made or advice given on behalf of SUN companies in the course of their business.

B.             Investments.  No Director or Officer of a SUN company shall purchase or sell a security or other investment for their account, the account of a Family Member, or any other person, on the basis of knowledge or anticipated or probable changes in a SUN company’s investment policy, on the basis of knowledge that a SUN company is effecting or proposes to effect transactions in a particular security or investment, or on the basis of any other insider information.  Directors and Officers must not use their position to obtain leverage to purchase new issues or thinly traded securities for their own account, the account of a Family Member, or any other person.  Officers who purchase or sell securities for SUN cannot engage in personal securities transactions with SUN Securities Dealers or accept any gratuities from such Dealers.  The purchase of stocks, bonds, notes, debentures, money market instruments, real estate securities or other investments which might be considered purchased for speculative purposes, rather than for investment purposes, should always be consistent with the Director’s or Officer’s means and ability to assume the risks involved.  In addition, Directors and Officers are encouraged to purchase SUN stock as a long term investment in the company they work for.

Officers and Employees who are directly involved in purchasing and selling bank securities are prohibited, without specific prior Board approval, from engaging in personal securities transactions with firms with whom SUN companies deal.  Directors, Officers and Employees are prohibited from receiving gifts, gratuities or travel expenses from firms with whom SUN companies conduct business and their personnel.

C.             Margin and Future Transactions.  Margins and future transactions, by their very nature, involve an element of speculation.  Margin and future accounts must be carefully maintained and utilized only where the risk is within limits which the Officer can handle.  The opening of a margin or future account* requires SUN’s Board of Directors written approval.  (*All Officers who currently have such accounts should advise the Human Resource Officer that they do have a margin account).

D.            Borrowing.  Officers should borrow only from commercial banks, other reputable companies, institutions which regularly lend money or a Family Member.  The terms of such borrowings from banks is limited by law as may only be done on a normal basis with no favored treatment.  Officers and their Family Members are not permitted to borrow from SUN Customers and Suppliers, except those who engage in lending in the usual course of their business and then only on terms customarily offered to others under similar circumstances without special concessions as to interest rate, terms, collateral, security, repayment terms and the like.  All Executive Officers shall report annually to the Auditor all loans on which they are obligated aggregating in excess of Twenty-Five Thousand Dollars ($25,000.00), excluding mortgage loans for their principal residence.  All Executive Officers specified under the resolution of the appropriate SUN company Board of Directors with respect to the application of Federal Reserve Board Regulation O are reminded that Regulation O requires them to report, within ten (10) days of the date of borrowing, any borrowing from another bank which is in excess of the amount that they could borrow for the same type of loan from a SUN company.

E.              Limits on Authority.  It is improper for Directors or Officers to exploit their position with a SUN company, or their name or property for gain or profit or to further the Directors’ or Officers’ outside business, financial or other interests, or to allow such interests to affect or impair the performance of their responsibilities to a SUN company or its Customers, Prospective Customers, Stockholders or Suppliers.  Directors and Officers are not permitted to represent or exercise authority on behalf of a SUN company, grant direct or indirect credit accommodations or make recommendations, with respect to:

1.               Family members;

2.               Any individual or organization lending money to or employing Family Members; or

3.               Any organization with which they or their Family Members are associated.

F.              Sale and Purchase of Property.  Directors and Officers of a SUN company and their Family Members may not sell property or services to, or buy or invest in property from a SUN company, unless:

1.               Prior Senior Management approval has been given; or

2.               The property is offered at public sale by a SUN company; or

3.               The sale is based upon independent appraisals or bids which shall have been documented in writing and submitted to the Auditor.

IV.                                 Bank Bribery Act - Gifts and Bequests

Section C of this Article IV applies only to Officers of a SUN company and not to Directors of a SUN company.

A.           Receiving “Gifts”.  Under the Bank Bribery Act, 18 U.S.C. 215, as amended, (the “Act”) it is a federal crime for any Officer, Director, Employee, Agent or Attorney of a SUN company to corruptly solicit or demand for the benefit of any person, or to corruptly accept or agree to accept anything of value, intending to be influenced or rewarded in connection with any business or transaction of a financial institution, such as a SUN company.  All types of transactions are covered, including extensions of credit, investment advice, trust matters and services, checking accounts and purchases from suppliers.

Liability under the Act also extends to any person who corruptly gives, offers or promises anything of value to any person, with intent to influence or reward an Officer, Director, Employee, Agent or Attorney of a SUN company in connection with any business or transaction of such financial institution.  In other words, the Act applies not only to the person receiving or asking for a bribe but also to any person who gives, offers or promises a bribe.

The penalty for a violation of the Act depends on whether the violation is a misdemeanor or felony.  If the value of the thing offered does not exceed One Hundred Dollars ($100.00), the offense is a misdemeanor, punishable by up to one (1) year imprisonment and a maximum fine of One Thousand Dollars ($1,000.00) or both.  If the value of the thing offered or received exceeds One Hundred Dollars ($100.00), the offense is a felony punishable by up to five (5) years imprisonment and a fine of not more than Five Thousand Dollars ($5,000.00) or three (3) times the value of the bribe or gratuity, whichever is greater.

Pursuant to the Act, SUN company Directors and Officers are presently prohibited form (1) soliciting for themselves or a third party (other than a SUN company) anything of value from any Customer, Prospective Customer, Competitor, Supplier or any other person in return for any business service or confidential information of a SUN company; and (2) accepting anything of value (other than normal authorized compensation from a SUN company) from any Customer, Prospective Customer, Competitor, Supplier or any other party in connection with the business of a SUN company either before or after a transaction is discussed or consummated.

Acceptance of the following is permissible:

1.               Gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between parents, children or spouse of a SUN company official) where the circumstances make it clear that it is those relationship rather than the business of the SUN company concerned, which are the motivating factors for such gifts, gratuities, amenities or favors.

2.               Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, if the expense would be treated as a reasonable business expense paid for by SUN, and provided that SUN can properly reciprocate in a like manner considering all relevant circumstances.  Any questionable circumstances must be reported immediately.

3.               Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of SUN company officials such as home mortgage loans, except where prohibited by law or regulation.

4.               Acceptance of advertising or promotional material of reasonable value, such a pens, pencils, note pads, key chains, calendars and similar items.

5.               Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other Customers.

6.               Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday provided that such expenses do not in the aggregate exceed One Hundred Dollars ($100.00).

7.               Acceptance of civic, charitable, educational or religious organization awards for recognition of service or other accomplishments.

On a case-by-case basis, Senior Management may approve other circumstances, not described above, in which an Officer or Director, as well as Employees, Agents or Attorneys may accept something of value in connection with SUN’s business.  Senior Management, after fully considering all circumstances and consultation with Legal Counsel, may give such approvals.  However, such approval will only be given in writing on the basis of a full written disclosure of all relevant facts and circumstances and provided acceptance is consistent with the Act and the Code.  Regardless of the source or value of any gift or favor, any Official of a SUN company or their Family Members must decline any gift offered under circumstances indicating or appearing to indicate that its purpose is to influence a SUN company’s Official in the performance of his or her duties, or any gift that might have, or reasonably appear to have, such an effect.

Gifts of cash in any amount are prohibited by the Code, as well as any gifts which would be viewed as lavish or expensive by a reasonable person, such as the use of a vacation home or hunting lodge for other than business purposes.  SUN company Officials must also refuse any gifts of nominal value if they are part of a pattern or practice which, when viewed as a whole, would be considered lavish or expensive.  Such would be the case with a pattern of very expensive meals or entertainment.

Any time a SUN company Official is offered, receives or anticipates receiving something of value from a Customer, Prospective Customer, Competitor,

Stockholder or Supplier beyond what is expressly authorized in the Code, the SUN company Official is required to disclose this fact in writing to the Human Resource Officer.  The Human Resource Officer will discuss this matter with the appropriate members of Senior Management and will maintain a file of all such disclosures for a period of five (5) years from the date of the discussion.  When questions arise as to the legality of a gift, SUN company Officials are urged to seek the advice of their Superior, who will discuss the questions with a member of the appropriate SUN company Senior Management.

B.             Gift Giving.  A SUN company Official may not, on behalf of a SUN company in connection with any transaction or business of a SUN company, except when authorized by law, directly or indirectly, give, offer or promise any gift, bribe, kickback, favor, discount, price concession, loan, service or anything else of value to any individual, business entity, organization, governmental unit, public official, political party or other person for the purpose of influencing the action of the recipient.  This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets to cultural and sporting events, promotional gifts, favors, discounts, and price concessions.  Tickets for sporting, cultural, or other events purchased by SUN are to be used in entertaining Potential Customers or existing Customers, Vendors, or others for business purposes only.  If it is determined three or four days before the sporting event that the tickets will not be used, the President & CEO may offer them to someone else at his or her discretion.  Gifts given as a token of friendship or special occasion gifts (such as Christmas) are permissible so long as they are of a nominal and reasonable value under the circumstances and promote a SUN company’s legitimate business development.

C.             Bequests, Devises or Benefits Under Wills and Trusts.  No Officer of a SUN company or Member of an Officer’s or Employee’s Family (excluding aunts, uncles and in-laws), unless such relative is fifty percent (50%) or more financially dependent on the Officer, may accept a bequest, devise or any other benefit under a will or trust instrument of a Customer of SunBank or another SUN company which has a value in excess of Five Hundred Dollars ($500.00), unless the Customer is a relative of the Officer’s Family Member or Senior Management approval has been obtained, after consultation with Legal Counsel.  No Officer shall, under any circumstances, demand, request or solicit a bequest, devise, or any other benefit under a will or trust instrument from a SunBank or other SUN company Customer.  No Officer or their Family Members may act as a personal representative, executor, administrator, trustee, custodian, guardian or in any other fiduciary capacity under a will, trust or other instrument of SunBank, or other SUN company unless:

1.               Prior Senior Management approval, after consultation with Legal Counsel, has been obtained; and

2.               The Officer turns over to SunBank or any other SUN company, any commissions or fees for so acting, unless otherwise authorized by the Senior Management approval.

The above prohibitions shall not prohibit any Officer of a SUN company or their Family Members from acting as a personal representative, executor, administrator, trustee, custodian, guardian or other fiduciary capacity under a will, trust or other instrument established by a relative of the Officer’s Family.  No Officer of a SUN company or their Family Members may act with Sun Bank or any other SUN company as a co-personal representative or co-trustee under a will, trust or other instrument established by a customer of SunBank or any other SUN company unless:

1.               The Officer waives any commissions or fees for so acting; and

2.               Prior Senior Management approval, after consultation with Legal Counsel, is obtained.

V.                                     Outside Activities

This Article V applies only to Officers of a SUN company and not to SUN Directors.

A.           General.  No outside activity of any Officer shall interfere or conflict with the interest of a SUN company.  Officers must recognize that acceptance of outside employment, election to directorships of other organizations, participation in the affairs of outside organizations and political activities represent a potential conflict of interest with the affairs of SUN and its subsidiaries.

B.             Outside Employment.  The SUN companies discourage outside employment which divides the loyalty of SUN’s Officers, creates an actual or apparent conflict of interest or exposes the Officer of a SUN company to possible criticism or adverse publicity.  Officers are not permitted to engage in any business activity or employment which interferes with their duties to a SUN company or its Stockholders.  Officers must disclose all outside employment to the Chairman or President of the appropriate SUN company.  Officers must obtain prior Senior Management approval of all outside employment, business activities, directorships or fiduciary appointments.

C.             Political Activities.  SUN companies encourage Officers to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with their duties or embarrass or discredit the SUN companies.  SUN companies further encourage all Officers to vote in elections and, if Officers so choose, to make voluntary contributions of time and/or money to political and governmental activities.  Officers must, however, engage in such activities as individuals rather than as representatives of a SUN company.  Officers must further avoid any appearance of corporate sponsorship or endorsement in connection with any election.  Officers must not use the SUN company corporate name in any connection with any political fund-raising activity or in any printed material for use in political fund-raising activity.  Officers must obtain the appropriate SUN company’s approval before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as an officer (such as a campaign manager, chairman or treasurer) in a political campaign.

D.            Other Activities.  SUN companies encourage Officers to participate in worthwhile civic, social, educational and charitable organizations and activities.  No activity, however, should interfere with their regular duties to their SUN company, unreasonable encroach upon working time, or necessitate such long hours as to impair working effectiveness of the Officer.  Officers are not to act, without prior Senior Management approval, in any of the following capacities:

1.               As an agent, deputy or in any signing capacity on any account of another held in a SUN company, excepting Family Members; or

2.               As an official of any organization with the following exceptions:
social, religious, philanthropic or civic organizations; colleges or schools; neighborhood associations, clubs or trade or professional organizations associated with banking or business.

VI.                                 Antitrust Policy

A.           General.  Directors and Officers must be able to recognize situations, transactions, and activities which actually or may potentially be subject to the antitrust laws.  All Officers should be aware of the seriousness of allegations of violations of the antitrust laws.  Antitrust questions are not limited to any particular aspect of a SUN company’s business but can extend to all areas of operations.  Strict compliance with the following guidelines are required.  Questions relating to matters of competition and the antitrust laws that are not answered by the following guidelines should be brought to the attention of the President of the appropriate SUN company who will consult Legal Counsel.

B.             Loans.  With respect to all loans, the rate of interest and other terms and conditions of the loans must be decided independently.  Directors and Officers must not enter into any agreement or understanding with personnel of any other financial institution regarding setting interest rates, terms and conditions of loans, either generally or with reference to a particular loan.

C.             Service Charges and Fees.  Directors and Officers must not enter into any agreement or understanding with the personnel of any other financial institution or organization regarding setting service charges or the maintenance of minimum balances or other fees.

D.            Interest-Bearing Account Rates.  Directors and Officers must not enter into any agreement or understanding with personnel of any other financial institution or organization with respect to setting interest rates on savings accounts, NOW accounts, money market certificates, time certificates of deposit, or any other interest-bearing account.

E.              Advertising.  Directors and Officers must not enter into any agreement or understanding with personnel of any other financial institution or organization with respect to advertising information such as interest rates on loans, charges for services rendered or interest-bearing account rates by a SUN company.

F.              Dealing with Correspondent Banks.  Directors and Officers must not enter into any agreement or understanding with any other financial institution that might eliminate or restrain competition between the SUN companies and other financial institutions in obtaining Correspondent Customers or in dealing with Correspondent Customers.  Such agreements contravene the policy of SUN against entering into any discussions or agreements that might restrain competition.  Directors and Officers are free to borrow funds and engage in any other bona fide business transactions, including those which involve all types of accounts, advertising, dealing with bank correspondents and with other financial institutions which do not violate the antitrust or other laws and regulations.

G.             Competition and Advertising.  It is the SUN companies’ policy to compete vigorously but fairly for business.  Directors, Officers and Employees should emphasize the quality of its services and the competence of its staff.

VII.                             Political Contributions and Corporate Payments

Corporate disbursements of money, property or services to any government official, political party or candidate, either domestic or foreign, are strictly prohibited, even in those jurisdictions where such contributions are legally permissible.  At no time may Employees solicit other Employees for political contributions or coerce others into contributing to any organization.  Conduct must not give the perception that benefit to SUN or connections are sought or desired.  No offer, promise of payment or payment shall be made to any person, corporate entity, official of any government or government agency, either directly or indirectly, to win preferential treatment in securing business or obtaining special concessions for any SUN company.  It should be emphasized that a corporate payment need not be illegal to be prohibited.  Payments should be broadly defined to include property or services.

VIII.                         Proper and Accurate Books and Records

It is corporate policy that all of the SUN companies’ books and records be kept so that they fully and fairly reflect all of their receipts, expenditures, assets and liabilities.  Federal law also requires accurate record keeping and accounting and imposes civil and criminal penalties on any individuals and companies who violate these requirements.  Any attempts to create false or misleading records are forbidden.  Both federal law and corporate policy require that no “off book” or undisclosed funds or accounts shall be established for any purpose.  It is corporate policy to comply fully with the record keeping and accounting control requirements of the Foreign Corrupt Practices Act.

IX.                                Being a Director or Officer of an Organization Other Than a SUN Company

This Article IX applies only to Officers of a SUN company and not to SUN’s Directors.

A.  General Rule. Service as a Director or Officer of any organization requires prior approval of the President of SUN and of the appropriate subsidiary.  Approval does not necessarily carry with it the right to indemnification pursuant to the provisions of

SUN or one of its subsidiaries’ By-Laws (see Article X hereof below). Indemnification against liability and expense in connection with service as a Director or Officer of another organization will be available only if all of the conditions set forth in Article X hereof are satisfied.  One of the necessary incidents of such indemnification is that the Officer of a SUN company is serving at the request of a SUN company rather than merely with its approval.  Whether or not an individuals service with the organization is at the request of a SUN company or merely with their approval, if the organization is a Customer of a SUN company, any Officer in charge of a Customer’s business affairs with a SUN company cannot simultaneously serve as a Director or Officer of the Customer’s business.

Any SUN company Officer who normally reports to or through channels to an individual who is a Director, Officer or Employee of a SUN company Customer business shall, in respect of SUN business affairs with such Customer, report to another individual selected for this purpose by the President of the SUN company involved.  When an individual is serving as a Director or Officer of another organization, at the request of a SUN company, the Director’s fees and other remuneration received by the individual for his or her service as a Director or Officer of that organization must be paid over to the corporation.  When the individual is serving with the approval, but not at the request of a SUN company, such fees and other remuneration may be retained.

B.             Exceptions.

1.               Personal Businesses.  An Officer of a SUN company serving as an Officer, Director or Trustee of, or holding a partnership interest in, a Family-Owned business or investment or other organization need not obtain SUN’s prior approval.  Disclosure of such status is, however, required if a banking or business relationship exists or comes into existence between the organization and a SUN company.

2.               Not-For-Profit Organization.  Unless indemnification is requested in connection with such service, approval is not required to serve as an Officer, Director or Trustee of a not-for-profit entity or a community organization.  Although disclosure of participation in community activities is not required unless a banking or business relationship exists or comes into existence between the organization and a SUN company, Directors and Officers are requested to list their positions with community organizations on the appropriate attachments to their questionnaire.

X.                                    Financial Reporting Obligations of the Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer), Principal Accounting Officer or Controller, or Any Other Person Performing Similar Functions (“Senior Financial Officers”)

Senior Financial Officers are charged with the ultimate responsibility of ensuring that the financial statements, reports and other documents filed or submitted to the SEC as well as other public communications made by the Corporation (collectively, “SEC Reports and Public Documents”) are accurate and fairly disclose the Corporation’s assets, liabilities and other material transactions engaged in by the Corporation.  SEC Reports and Public Documents must meet the following requirements:

•                                          SEC Reports and Public Documents must, in reasonable detail, accurately and fairly reflect the transactions engaged in by the Corporation and acquisitions and dispositions of the Corporation’s assets.

•                                          SEC Reports and Public Documents must not contain any untrue statement of material fact that would make the statements in the SEC Reports and Public Documents misleading.

•                                          Financial reports must be prepared in accordance with, or reconciled to, Generally Accepted Accounting Principles and applicable SEC rules, including the SEC accounting rules.

•                                          SEC Reports and Public Documents must contain full, fair, accurate, timely and understandable disclosure.

Senior Financial Officers are required to respect the confidentiality of information acquired in the course of the performance of their responsibilities.

XI.                                Indemnification

In no event will indemnification by a SUN company be available in connection with the services of a Director or Officer of a SUN company as an Officer or Director of another organization unless such service as a Director or Officer of the other organization is at the request of a SUN company.  No one will be deemed to be serving at the request of a SUN company unless all of the following conditions are satisfied:

1.               The Chairman or President of SUN and the President of the subsidiary granting indemnification specifically and in writing request the individual to serve as a Director or officer of the other organization; and

2.               Such request shall have been approved by the Board of Directors of SUN and the subsidiary granting the indemnification following the review and recommendation of such service by the Audit Committee of SUN’s Board of Directors.  Each request will be presented to the Boards of SUN and its subsidiary for its approval and a report of the action taken recorded in the minutes of the meeting of each Board.  In this connection, it should be noted that a list of persons serving at a SUN company’s request shall be reviewed by the Audit Committee of SUN and submitted to SUN’s Board of Directors at least once each calendar year.  All such action is subject to revocation by SUN’s Board of Directors at its discretion between annual reviews or at the annual review; and

3.               Arrangements for prompt transfer to SUN of all fees and other remuneration for such service shall have been made and such fees are transferred to SUN promptly upon receipt.

XII.         Implementation and Administration of Code

Each Director and Officer of a SUN company must read the Code and sign a statement acknowledging that he/she has received, read and is in compliance with the Code.  Each Director and Officer shall review the Code annually and complete and sign a Director/Officer Acknowledgment and Questionnaire.  Completed questionnaires must be returned by each Director and Officer to the Human Resource Officer.

Difficult questions of judgment may arise in connection with completion of the questionnaire.  Any doubts should be resolved by disclosure.  Notwithstanding the disclosure required by Directors and Officers in the annual questionnaire, all personnel of SUN and its subsidiaries are expected to report promptly the existence of any relationship or interest which might violate or appear to violate the Code.  Whenever there is any doubt as to the propriety of a particular action, the SUN company’s personnel should disclose the action and seek approval of the action.

The President of SUN and its subsidiaries are responsible for administering the Code for their respective entities, and questions which arise under the Code should be directed to SUN’s President

XIII.                        Amendments or Waivers

Any amendment to the Code or waiver (including an implicit waiver) with respect to any Director or Executive Officer requires the approval of the Corporation’s Board of Directors.  Unless the SEC rules and regulations and the applicable rules of a national securities exchange or a national securities association otherwise provide, amendments and waivers of any provision of the Code applicable to Directors and Executive Officers must be promptly disclosed in accordance with applicable rules and regulations.  Waivers include, among other things, a material departure from a provision of this Code.  Implicit waivers include the Corporation’s failure to take action with respect to violations of Code provisions within a reasonable time following an Executive Officer’s receipt of notice of the violation.

XIV.                        Consultation

Refer any questions regarding proper Code of Conduct to an immediate supervisor.  Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose.  Employees should ask themselves:  “If a situation were to be made public, would my conduct be embarrassing or come into question?”

XV.                            Approval Procedures

Unless otherwise stated, when approval is required by the Code, request should be submitted in writing to the Senior Officer of the SUN company having administrative responsibility for the personnel involved.  When such Senior Officer recommends approval, the request will be forwarded to the President of SUN who will obtain the appropriate written approval required by the Code.  All approval and requests shall contain all information required for an informed decision.  To be effective, all approvals must be documented in writing.

XVI.                        Violations of the Code

Any violations of the Code will be referred to the President of SUN and to the Audit Committee of the Board of Directors of SUN and may be grounds for disciplinary action up to and including immediate termination of employment.  Such disposition is in addition to any civil or criminal liability which might be imposed by federal or state regulatory bodies or courts.

XVII.                    Audit of the Program

The Audit Department will test for compliance with this policy on an annual basis and report its findings to the Audit Committee of the Board of Directors.